EXHIBIT 10.2

AMENDED AND RESTATED

PHARMACY AND PRIVATE LABEL SUPPLY AND SERVICES AGREEMENT

This AMENDED AND RESTATED PHARMACY AND PRIVATE LABEL SUPPLY AND SERVICES AGREEMENT (together with the schedule(s) hereto, this “Agreement”); dated as of September 3, 2008 (the “Effective Date”), is entered into by and between Rite Aid Hdqtrs. Corp., a Delaware corporation, on its behalf and on behalf of its parent corporation and Affiliates (“Rite Aid”), and DS Pharmacy, Inc., a Delaware corporation, on its behalf and on behalf of its parent corporation and Affiliates (“drugstore.com”). Upon the execution of this Agreement, the Pharmacy Supply and Services Agreement dated June 17, 1999 is amended and restated in its entirety as set forth herein.

In consideration of the agreements and covenants set forth herein, and intending to be legally bound thereby, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

“Actual Cost” means, with respect to branded Pharmaceutical Products, the Adjusted WAC (or Adjusted Rite Aid Branded Rx Cost ) as defined in Schedule 3.2 and, with respect to generic Pharmaceutical Products, the Adjusted Rite Aid Generic Rx Cost as defined in Schedule 3.2.

“Affiliate” means, with respect to a party, any Person that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such party.

“Consignment Products” means those products subject to the Consignment Agreement between the parties hereto (or their Affiliates) of even date herewith.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by contract or through the ownership of voting securities, including the ownership of more than fifty percent (50%) of the equity, partnership or similar interest in such Person.

“Derivative” means (a) any enhancement, improvement or modification or (b) any “derivative work” (as such term is defined in the U.S. Copyright Act, as amended from time to time).

“Drugstore Chain Competitor” means any Third Party that Controls 10 or more Offline Retail Drugstores, whether or not all such stores operate under the same name or Trademark, whose business substantially consists of the sale of Pharmaceutical Products to retail customers. For the avoidance of doubt, the term does not include supermarket chains or mass retail merchandisers (such as Wal-Mart or Target).

“drugstore.com IPR” means (i) any and all IPR owned or licensable without cost to drugstore.com by drugstore.com or any entity that it Controls, and (ii) all Rite Aid Technology Derivatives and Derivatives of Rite Aid Technology Derivatives made by or at the direction of drugstore.com or any entity that it Controls.

“drugstore.com Site” means the site currently located at www.drugstore.com (and any successor site, Mirror site or sites of any entity Controlled by drugstore.com).

“Home Page” means (i) with respect to the drugstore.com Site, the page that is displayed to the user when the URL www.drugstore.com or any successor URL is entered, and (ii) with respect to the Rite Aid Site, the page that is displayed to the user when the URL www.riteaid.com or any successor URL is entered.

“including” or “included,” when used herein, shall be deemed to be followed by the words “without limitation.”

“Internet” means the Internet or the World Wide Web (or any successor or other online network including those using delivery over television, cable, set top boxes, intranets, extranets and personal digital assistants (but not including using any personal digital assistant or other device as a telephone)).

“IPR” means any copyright, Trademark, patent, trade secret, moral right or other intellectual property or proprietary right of any kind (including applications therefor and, in the case of patents, any continuation or divisional patent applications claiming priority thereto), whether arising under the laws of the United States or any other nation, state or jurisdiction (including any foreign equivalents thereto).

“LPU” means a service through which customers are able to place orders for prescription medication through the Internet for pick up at a local offline Rite Aid pharmacy.

“Mirror site” means an Internet site that (i) contains the exact form and content of a site, (ii) is located at a geographic location distinct from a site and (iii) is created for the purpose of improving the performance of and accessibility to a site.

“Offline Retail Drugstore” means any Third Party physical (i.e., bricks-and-mortar) drugstore that operates within it a licensed pharmacy for dispensing Pharmaceutical Products to retail customers.

“Person” means any individual, corporation, partnership, limited liability company, trust, association or other entity or organization, including any governmental or political subdivision or any agency or instrumentality thereof.

“Pharmaceutical Products” means any product that under law may not be dispensed except pursuant to a prescription dispensed by a licensed professional.

“Pharmacy Services” shall have the meaning set forth in Section 4.1(a).

“Pharmacy Services Page” means the first page a user sees on the drugstore.com Site after clicking on the pharmacy tab, currently located at www.drugstore.com/pharmacy.

“Private Label Products” means the Rite Aid brand private label products, excluding Consignment Products.

“Rebates” shall have the meaning set forth in Section 3.5.

“Rite Aid IPR” means any and all IPR owned or licensable without cost to Ride Aid by Rite Aid or any entity that it Controls, including the Rite Aid Technology and the Rite Aid Technology Derivatives and Derivatives of Rite Aid Technology Derivatives made by or at the direction of Rite Aid or any entity that it Controls.

“Rite Aid Site” means the site currently located at www.riteaid.com (and any successor site, Mirror site or sites of any entity Controlled by Rite Aid).

“Rite Aid Technology” means the software (in both source and object code forms) set forth on Exhibit A, to the extent owned or licensable (without cost to Rite Aid) by Rite Aid during the Term.

“Rite Aid Technology Derivative” means a Derivative of any Rite Aid Technology.

“Rite Aid Trademarks” means the Trademarks owned by Rite Aid set forth on Exhibit B.

“Serviced Orders” shall have the meaning set forth in Section 4.1(a).

“Third Party” means any Person that is not a party hereto or a wholly owned Affiliate of a party hereto.

“Trademark(s)” means all common law or registered trademarks, logos, service marks, trade names, Internet domain names and trade dress rights and similar or related rights arising under any of the laws of the United States or any other country or jurisdiction, whether now existing or hereafter adopted or acquired.

SECTION 2. TERM; EXTENSION; TERMINATION

2.1 Term

(a) Unless earlier terminated pursuant to Section 2.3, and subject to Section 11.7, this Agreement shall automatically terminate with respect to the supply of Pharmaceutical Products and the Pharmacy Services on the earlier of (i) the date that is the second anniversary of the Effective Date (the “Initial Termination Date”); or (ii) the date on which drugstore.com ceases to own and operate its mail-order pharmacy.

(b) Unless earlier terminated pursuant to Section 2.3, and subject to Section 11.7, this Agreement shall automatically terminate with respect to the supply of Private Label Products on the Initial Termination Date.

2.2 Extension. Notwithstanding the foregoing, the parties agree that, except as set forth in Section 2.1(a), this Agreement will automatically extend

(a) with respect to the supply of Pharmaceutical Products and the Pharmacy Services, for one (1) additional one (1) year period unless either party provides the other with notice of its intent to not renew at least ninety (90) days prior to the Initial Termination Date; and

(b) with respect to the supply of Private Label Products for one (1) additional one (1) year period unless either party provides the other with notice of its intent to not renew at least six (6) months prior to the Initial Termination Date.

2.3 Termination for Breach. Either party may terminate this Agreement in the event of a material breach by the other party of any of its material obligations under this Agreement, which breach the breaching party does not cure within sixty (60) days after the non-breaching party gives written notice thereof.

SECTION 3. PHARMACY AND PRIVATE LABEL SUPPLY

3.1 Supply Commitments

(a) Rite Aid agrees to sell directly or through its wholesaler, and drugstore.com agrees to buy such of drugstore.com’s requirements of Pharmaceutical Products as it may request to fill orders of Pharmaceutical Products placed by customers of drugstore.com on the drugstore.com Site and customers of Rite Aid through the online pharmacy service link (to the drugstore.com Site) on the Rite Aid Site, subject to and in accordance with the remaining terms of this Section 3.

(b) Rite Aid agrees to make available to drugstore.com all of its Private Label Products for sale on the drugstore.com Site, and to sell directly or through its manufacturers, and drugstore.com agrees to buy, all of drugstore.com’s requirements of Private Label Products necessary to fill orders for such Private Label Products placed by customers of drugstore.com on the drugstore.com Site. During the term of this Agreement pursuant to Section 2.1(b), drugstore.com and its Affiliates will not offer for sale or promote on the drugstore.com Site any private label product branded with the name of any Drugstore Chain Competitor of Rite Aid.

3.2 Pricing and Other Terms. Rite Aid will sell, directly or through its wholesaler, branded and generic Pharmaceutical Products and Private Label Products to drugstore.com, which drugstore.com agrees to acquire from Rite Aid at the prices set forth on Schedule 3.2. Rite Aid will also provide drugstore.com with regular reports (at least quarterly) of the pricing data set forth on Schedule 3.2.

3.3 Placement and Delivery of Orders

(a) With respect to branded Pharmaceutical Products, Rite Aid will accept purchase orders from drugstore.com and transmit such orders to Rite Aid’s wholesaler. Rite Aid will instruct the wholesaler to deliver such Pharmaceutical Products to drugstore.com at the place designated for delivery by drugstore.com.

(b) With respect to generic Pharmaceutical Products and Private Label Products, Rite Aid will accept purchase orders from drugstore.com and deliver the Pharmaceutical Products and Private Label Products ordered to drugstore.com at the place designated for delivery by drugstore.com. Such orders will be processed by Rite Aid in the normal course and without discrimination as between drugstore.com and Rite Aid stores of comparable volume and will be delivered without discrimination as between drugstore.com and Rite Aid stores of comparable volume, or if Rite Aid has no stores of comparable volume, on a schedule reasonably sufficient for drugstore.com to operate its business at the volume at which it is then operating.

(c) If any Rite Aid wholesaler fails to meet the product supply and delivery requirements of its agreement with Rite Aid, Rite Aid will use commercially reasonable efforts to correct or require such wholesaler to correct such wholesaler’s performance failures as soon as practicable, including by enforcing against such wholesaler all available penalties, fees, discounts or other charges or benefits (the “Wholesaler Penalties”) as set forth in such agreement and agreed to by the wholesaler and Rite Aid. Upon collection of any such Wholesaler Penalties, Rite Aid shall immediately pass to drugstore.com its pro rata share thereof without deducting any amounts.

(d) Rite Aid and drugstore.com will each designate a representative of its pharmaceutical purchasing organization at a level of manager or higher to serve as its official contact to promptly address any failures by Rite Aid to meet the product supply and delivery requirements of drugstore.com with respect to Pharmaceutical Products.

3.4 Billing and Payment for Orders

(a) Rite Aid shall invoice drugstore.com for all orders placed by drugstore.com for Pharmaceutical Products and Private Label Products at the time of shipment. Invoices shall be due and payable by drugstore.com to Rite Aid no later than thirty (30) days after the date of the applicable invoice. If such payment date falls on a weekend or on any weekday on which banks are closed, payment shall be due on the business day immediately following such payment date. In no event shall any payment made by or before such date constitute a breach of this Agreement. Rite Aid shall give drugstore.com at least 30 days’ notice of any material changes to the format or medium of its invoices.

(b) All payments made by drugstore.com pursuant to this Section 3.4 shall be made, in immediately available funds, by electronic fund transfer or such other means reasonably acceptable to both parties.

(c) Credits and adjustments that became effective during the period covered by the invoice shall be applied to the first invoice following drugstore.com’s eligibility therefor.

(d) If drugstore.com believes in good faith that it is entitled to an adjustment to any invoice, drugstore.com shall promptly notify Rite Aid in writing of such claim for an adjustment and provide to Rite Aid reasonable support for any such claim. Rite Aid and drugstore.com will promptly address and attempt to resolve in good faith any claims as to charges, credits or other aspects of the invoice. Neither party shall deny or restrict service during the pendency of a dispute as a result thereof, provided that drugstore.com has paid all undisputed amounts when due.

3.5 Rebates. drugstore.com shall be entitled to share in any rebates and other allowances not taken into account in the Actual Cost, each as set forth on Schedule 3.2 (collectively, “Rebates”), however calculated, actually received by Rite Aid in respect of Rite Aid’s purchase of Pharmaceutical Products. Such share shall be based on the ratio of drugstore.com’s purchases and drugstore.com’s performance that resulted in such Rebates to Rite Aid’s total purchases and to total performance that resulted in such Rebates. Rite Aid shall remit drugstore.com’s share for Rebates received in each fiscal quarter within thirty (30) days of the end of such fiscal quarter. Such payments shall be made, in immediately available funds, by electronic fund transfer or other means reasonably acceptable to the parties. At the time of each such payment, Rite Aid shall deliver, in a form reasonably acceptable to the parties, a statement showing in reasonable detail the sources of the Rebates and the method of allocation of such Rebates.

3.6 Late Payments. For any late payment or adjustment pursuant to Section 3.4(a) or (d), a late fee shall be applicable in the amount of one percent for each whole month after the payment was due (or in the case described in Section 3.4(d), made), prorated for any partial month.

3.7 Sales Tax. As between the parties, drugstore.com shall be responsible for the collection and timely remittance of any sales tax imposed on any Serviced Order (defined below) and sales of products, including Private Label Products, by drugstore.com on the drugstore.com Site.

3.8 Operations. The parties will cooperate in developing operational standards with respect to ordering, shipment and delivery pursuant to this Section 3.

SECTION 4. PHARMACY SERVICES

4.1 Description of Pharmacy Services

(a) Rite Aid shall, as requested by drugstore.com, provide dispensing and related services (collectively, the “Pharmacy Services”) with respect to orders of Pharmaceutical Products on the drugstore.com Site and the Rite Aid Site to be delivered by mail to the customer (such orders, the “Serviced Orders”). The Pharmacy Services will be performed, at the direction of drugstore.com, by a Rite Aid pharmacy (the “Rite Aid Pharmacy”) located within a facility owned or leased by drugstore.com (the “drugstore.com Facility”). The Rite Aid Pharmacy shall be staffed by one supervising licensed pharmacist employed by Rite Aid; provided, however, that at the election of drugstore.com, the Rite Aid Pharmacy may instead be staffed in part by licensed pharmacists and technicians employed by drugstore.com so long as such staffing does not (i) impair Rite Aid’s ability to lawfully perform the Pharmacy Services, (ii) affect the validity of any licenses held by Rite Aid; (iii) increase Rite Aid’s insurance costs, or (iv) affect Rite Aid’s insurance coverage in any other way. In addition, the parties agree to consult periodically, at either party’s request, regarding the pharmacist(s) and/or technician(s) employed by either party. drugstore.com shall reimburse Rite Aid monthly for the salary and benefits of the supervising licensed pharmacist staffing the Rite Aid Pharmacy.

(b) The Pharmacy Services to be performed with respect to Serviced Orders shall consist of (i) the filling of the Serviced Orders, including the dispensing of Pharmaceutical Products, and the delivery thereof to drugstore.com employees at the drugstore.com Facility for further delivery to the customer; (ii) the performance of necessary and appropriate drug utilization review, including, as necessary, direct communication with the drugstore.com customer or the prescribing physician; (iii) communication with Third Parties, including pharmacy benefit managers and insurers, as necessary for adjudication of a Serviced Order and the transmission, within 24 hours to the extent possible, to drugstore.com of the results of such adjudication for its billing purposes and, where required, for transmission to its customer; (iv) the collection and transmission, in accordance with Section 4.5, to drugstore.com of monies received from Third Parties in payment of any portion of the price of a particular Pharmaceutical Product; and (v) any additional services, functions or responsibilities that are required for the lawful performance and provision of the services described in Section 4.1(b) (i)-(iv) inclusive.

(c) In the process of performing the Pharmacy Services, Rite Aid shall have the right, consistent with its normal business practices and in order to achieve cost-savings or otherwise in connection with the health and welfare of the customer, to communicate with the prescribing physician in order to suggest the use of generic Pharmaceutical Products or other Pharmaceutical Products in the same therapeutic class as that prescribed by such physician.

4.2 drugstore.com Obligations

(a) In order to enable Rite Aid to lawfully provide the Pharmacy Services, drugstore.com agrees: (i) to obtain and/or maintain all licenses necessary to allow it to accept orders from customers for Pharmaceutical Products; (ii) to perform all actions necessary to authenticate the prescription for such Pharmaceutical Products, (iii) to transmit to Rite Aid all information with respect to a Serviced Order necessary to enable Rite Aid lawfully to fill such Serviced Order; (iv) to disclose to customers placing orders on the drugstore.com Site that the prescription will be filled by Rite Aid and (v) to take such other actions as may be reasonably requested by Rite Aid in order to facilitate the servicing of customer orders and compliance with applicable law. Rite Aid shall not be obligated to provide Pharmacy Services with respect to any Serviced Order to the extent that drugstore.com has failed to comply with its obligations pursuant to this Section 4.2(a).

(b) drugstore.com shall be solely responsible for (i) the charging and collection of the payment from the customer for the Serviced Order (except as set forth in Section 4.1(b) (iv) hereof) and of any and all fees for shipping of Pharmaceutical Products to its customers, and (ii) with the exception of necessary customer service to be performed by Rite Aid in connection with the filling of Serviced Orders, all customer service functions with respect to drugstore.com customers, including, without limitation, communication with the customer as necessary in the event that the adjudication performed by Rite Aid results in Rite Aid’s inability to fill the Serviced Order.

(c) drugstore.com will provide, at no cost to Rite Aid, space within the drugstore.com Facility as necessary for the operation of the Rite Aid Pharmacy. drugstore.com shall also, at no cost to Rite Aid, supply the Rite Aid Pharmacy with Pharmaceutical Products from the inventory of drugstore.com to fill Serviced Orders and, as necessary for the performance of Pharmacy Services by the Rite Aid Pharmacy, access to and use of pharmacy equipment, pharmacy supplies and communications equipment.

4.3 Pharmacy Services Page

(a) Subject to Section 4.3(b), the parties shall collaborate on the content included on the Pharmacy Services Page and use of the Rite Aid Trademarks on the Pharmacy Services Page, provided that drugstore.com shall have the final right of approval with respect to such content and use.

(b) Rite Aid shall not knowingly publish on the Rite Aid Site, and drugstore.com shall not knowingly publish on the drugstore.com Site, any content that is contrary to law or false or misleading in any material respect. Any content that either party reasonably determines to be contrary to law or false or misleading in any material respect shall be removed, upon notice from the determining party, as soon as practicable by the offending party.

(c) Rite Aid shall have final approval regarding any representations made relating to the quality of Rite Aid pharmacy and Rite Aid pharmacist services. drugstore.com shall have final approval regarding any representations made relating to the quality of drugstore.com pharmacy and drugstore.com pharmacist services.

(d) drugstore.com shall use reasonable efforts to maintain the drugstore.com Site such that up-time, scalability, back-up capability, security and response time meet the then current generally accepted standards for similar e-commerce sites.

4.4 Changes to Services. drugstore.com and Rite Aid each agree to use commercially reasonable efforts to make such changes to the Pharmacy Services or to other provisions of this Agreement as may be necessary or appropriate, in light of applicable laws or regulations, as now in effect or as hereafter amended, in order to preserve to each party the material benefits of this Agreement.

4.5 Transmission of Payments. Rite Aid shall use commercially reasonable efforts to collect monies payable to Rite Aid on behalf of drugstore.com pursuant to Section 4.1(b) (iv) hereof. Rite Aid shall, every fifteen (15) days, transmit to drugstore.com all such monies collected by Rite Aid since the previous transmission of payments pursuant to this section, so long as Rite Aid is able by such time to identify the specific Serviced Order with respect to which such monies were collected. In the event that Rite Aid is not able to identify the specific Serviced Order by such time, it shall identify such Serviced Order as soon as practicable and will transmit such monies to drugstore.com as part of the next transmission of monies occurring after it has done so. On a monthly basis, the parties will conduct a reconciliation of their respective records regarding placement of Serviced Orders and transmission of payments to drugstore.com by Rite Aid pursuant to this section. For any payment not made in accordance with the timing set forth in this Section 4.5, a late fee shall be applicable in the amount of one percent for each whole month after the payment was due, prorated for any partial month. All payments made by Rite Aid pursuant to this Section 4.5 shall be made, in immediately available funds, by electronic fund transfer or such other means reasonably acceptable to both parties. At the time of each such payment, Rite Aid will deliver, in a form reasonably acceptable to both parties, a schedule setting forth the Serviced Orders covered by such payment.

4.6 Service Standards. Rite Aid will use its commercially reasonable efforts to perform the Pharmacy Services in accordance with the following standards:

(a) The Rite Aid Pharmacy will be available to fill Serviced Orders, 24 hours a day, 7 days a week; and

(b) Rite Aid will fill all Serviced Orders that it may lawfully fill with commercially reasonable speed, subject to delays caused by interaction with insurers, pharmacy benefit managers, physicians and customers as reasonably necessary to fill a Serviced Order.

SECTION 5. PHARMACY INFORMATION.

Subject to customer and any other required consents, the parties will (i) share customer insurance and drug profiles to populate customer profiles on the drugstore.com Site and (ii) systematically and promptly update each other’s shared customer profiles to reflect any new information acquired with respect to any such profiles. Rite Aid and drugstore.com will, as between one and the other, own customer data related to the sale of Pharmaceutical Products to drugstore.com under this Agreement as follows: (a) Rite Aid and drugstore.com will co-own all such data relating to customers whose orders are processed by drugstore.com using the Rite Aid Technology, provided that Rite Aid shall neither transmit nor disclose such customers’ data to Third Parties nor shall it use such customers’ data to market to such customers; and (b) drugstore.com will own all other customer data.

SECTION 6. TECHNOLOGY

6.1 License to Technology

(a) Rite Aid hereby grants to drugstore.com, and its wholly owned Affiliates, a royalty-free, worldwide, nonexclusive license (without any right to transfer or sublicense) to use, copy, publicly display, publicly perform, and create Derivatives of the Rite Aid Technology and Rite Aid Technology Derivatives made by Rite Aid for use in connection with the drugstore.com business. The foregoing license grant is subject to any limitations imposed by Third Parties on Rite Aid and the terms and conditions of this Agreement.

(b) drugstore.com hereby grants to Rite Aid, and its wholly owned Affiliates, a royalty-free, worldwide, nonexclusive license (without any right to transfer or sublicense) to use, copy, publicly display, publicly perform, and create Derivatives of the Rite Aid Technology Derivatives made by drugstore.com for use in connection with the Rite Aid business. The foregoing license grant is subject to any limitations imposed by Third Parties on drugstore.com and the terms and conditions of this Agreement.

6.2 License to Trademarks

(a) drugstore.com hereby grants to Rite Aid and any of its wholly owned Affiliates a non-exclusive, royalty-free, worldwide license in all jurisdictions in which drugstore.com has any rights, to use, reproduce, distribute and display the drugstore.com Trademarks in connection with Rite Aid’s rights and obligations under this Agreement.

(b) Rite Aid hereby grants to drugstore.com and any of its wholly owned entities a non-exclusive, royalty-free, worldwide license in all jurisdictions in which Rite Aid has any rights, to use, reproduce, distribute and display the Rite Aid Trademarks in connection with in connection with drugstore.com’s rights and obligations under this Agreement.

(c) Each party shall have the right to exercise quality control over the use of its Trademarks by the other party to the degree necessary, in the sole opinion of the owner of such Trademarks, to maintain the validity and enforceability of such Trademarks and to protect the goodwill associated therewith. Each party shall, in its use of the other’s Trademarks, adhere to a level of quality at least as high as that used by such party in connection with its use of its own Trademarks. If the owner of a Trademark, in its reasonable opinion, finds that use of such Trademark by the other party materially threatens the goodwill of such Trademark, the user of such Trademark shall, upon notice from the owner, immediately, and no later than ten (10) days after receipt of such owner’s notice, take all measures reasonably necessary to correct the deviation(s) or misrepresentation(s) in, or misuse of, the applicable Trademark.

(d) Each party shall use the other’s Trademarks in accordance with sound trademark and trade name usage principles and in compliance with all applicable laws and regulations of the United States (including all laws and regulations relating to the maintenance of the validity and enforceability of such Trademarks) and shall not use the Trademarks in any manner that might tarnish, disparage, or reflect adversely on the Trademarks or the owner of such Trademarks. Each party shall use, in connection with the other’s Trademarks, all legends, notices and markings required by law. No party may materially alter the appearance of another’s Trademarks in any advertising, marketing, distribution, or sales materials, or any other publicly distributed materials without the prior written consent of the other party.

6.3 Access to Rite Aid Technology

(a) Rite Aid will provide drugstore.com with user identifications and passwords on an as-needed basis for the purpose of filling prescriptions for Pharmaceutical Products. All use of the user identifications, passwords and Rite Aid Technology shall be subject to Rite Aid’s then-current privacy, data access, and other applicable policies.

(b) As requested by drugstore.com, Rite Aid will provide to drugstore.com copies of the Rite Aid Technology, or necessary portions thereof, in such manner as mutually agreed upon by the parties for use by drugstore.com in accordance with the terms of this Agreement and for no other reason.

(c) The parties will provide to each other updated copies, if any, of the Rite Aid Technology and the Rite Aid Technology Derivatives on a periodic basis when available, in such manner and at such times as mutually agreed upon by the parties, for use by the parties in accordance with the terms of this Agreement.

6.4 Reservation of Rights

(a) Rite Aid reserves ownership of the Rite Aid Technology. Except as specifically authorized or granted hereunder, no right, title or interest in, to or under any of the Rite Aid Technology is granted, created, assigned or otherwise transferred to drugstore.com pursuant to or by virtue of this Agreement.

(b) As between Rite Aid and drugstore.com, Rite Aid shall own all Rite Aid IPR.

(c) As between Rite Aid and drugstore.com, drugstore.com shall own all drugstore.com IPR.

(d) Notwithstanding the provisions of Section 6.4(b) and (c), the ownership of a Derivative shall not in itself convey any ownership or exploitation rights in the underlying work from which the Derivative was created.

(e) During and after the Term, each party shall, at the other party’s expense, perform any actions and execute any documents necessary to perfect the other party’s title in its IPR.

SECTION 7. MUTUAL COVENANTS

7.1 Insurance. Each party shall maintain at all times and at its own expense insurance in such amounts, and with such coverage and terms, as are commercially reasonable in light of the business conducted by such party.

7.2 Regulatory Compliance. Each party shall abide by all applicable statutes, laws, regulations, rules, policies, standards, guidelines and procedures now in effect or hereinafter enacted, including without limitation: (i) laws regarding the provision of insurance, third party administration and primary health care services, including Medicare and Medicaid; (ii) the Prescription Drug Marketing Act; (iii) the Federal Controlled Substances Act; (iv) the Federal Food, Drug and Cosmetics Act; (v) any state laws relating to the dispensing of Pharmaceutical Products and (vi) laws relating to billing or sales practices. Each party shall comply with all governmental regulations, including all reporting and disclosure requirements, with respect to provision of the Pharmacy Services. In addition, each party shall promptly inform the other of any regulatory issues that come to its attention affecting its business activities as they relate to this Agreement or the Pharmacy Services.

SECTION 8. AUDIT PROCEDURES

8.1 drugstore.com shall be entitled, twice per year, to audit Rite Aid’s billings to drugstore.com for the Pharmacy Services for the six months prior to such audit to ensure that such billings are accurate. Such audit shall only be conducted upon reasonable advance written notice and subject to Rite Aid’s reasonable security and confidentiality provisions (including but not limited to the requirement that individuals involved in conducting the audit enter into confidentiality agreements in form and substance acceptable to Rite Aid), and may be assisted by drugstore.com’s accountants. Rite Aid agrees to cooperate in these reviews (so long as such reviews do not directly and materially cause Rite Aid to impair the performance of the Pharmacy Services, unless drugstore.com specifically requests such cooperation regardless of its impairment of the performance of the Pharmacy Services), furnish drugstore.com with reasonably requested information in a timely manner, and provide drugstore.com with reasonably timely access to personnel during normal business hours for audit purposes at no charge to drugstore.com; provided, however, that Rite Aid shall charge drugstore.com (via Rite Aid’s bills as described in Section 3.4(a)) for its reasonable costs for any technical resources or extraordinary personnel time used by Rite Aid and necessary for such audit or verification report, so long as Rite Aid, before incurring such costs, notifies drugstore.com that such verification requests will result in costs to Rite Aid that drugstore.com will need to reimburse. drugstore.com agrees to provide Rite Aid with a copy of any audit or verification report upon its completion.

8.2 A “Material Discrepancy” in billing shall be deemed to occur if the total amount actually billed by Rite Aid during the time period covered by drugstore.com’s audit exceeds the amount due based on the audit report by five percent (5%) or more. If drugstore.com discovers a Material Discrepancy, Rite Aid shall review drugstore.com’s support documentation for such Material Discrepancy, and the parties shall promptly attempt to agree on such analysis. If it is agreed that a Material Discrepancy occurred, Rite Aid shall reimburse drugstore.com for the cost to drugstore.com of the audit, including costs of reimbursing drugstore.com for reasonable costs, technical resources and extraordinary personnel time as provided in Section 8.1(a). In all other circumstances, drugstore.com agrees to bear the costs of audits performed by drugstore.com or at its direction.

8.3 Rite Aid shall credit drugstore.com for any differences in invoicing amounts as described in Section 3.4, as determined by drugstore.com during the course of its audit and agreed to by Rite Aid.

SECTION 9. LIABILITIES; INDEMNIFICATION

9.1 Liabilities

(a) Rite Aid shall be responsible for any errors or omissions made by its own employees in connection with its performance of its obligations pursuant to this Agreement. drugstore.com shall be responsible for any errors or omissions made by its own employees in connection with its performance of its obligations pursuant to this Agreement, including, without limitation, any errors or omissions made by any of its employees that it elects to have staff the Rite Aid Pharmacy in accordance with Section 4.1.

(b) Each party shall be responsible for liabilities arising from errors or omissions made by it in the transmission of information to the other party, and each party shall be entitled to assume the accuracy of all information transmitted to it by the other party, and to rely on such information, for all purposes under this Agreement.

(c) Neither party shall be responsible for a failure to meet its obligations under this Agreement to the extent caused by the following: (i) materially inaccurate data submitted by the other party; (ii) any failure by the other party to meet its obligations stated in this Agreement; (iii) any failure of equipment, facilities or services not controlled or supplied by such party; or (iv) failure(s) caused by acts of God, acts of nature, riots and other major civil disturbances, strike by such party’s personnel, sabotage, injunctions or applicable laws or regulations, in each case without breach by such party of any obligations under this Agreement with regard to either such event or such failure. Rite Aid or drugstore.com, as applicable, agrees to use its commercially reasonable efforts to restore performance of its obligations hereunder as soon as reasonably practicable following any such event.

(d) In no event will either party have any liability, whether based in contract, tort (including, without limitation, negligence) warranty or any other legal or equitable grounds, for any loss of interest, profit or revenue by the other party or for any consequential, indirect, incidental, special, punitive or exemplary damages suffered by the other party, arising from or related to this Agreement, even if such party has been advised of the possibility of such losses or damages.

9.2 Indemnified Parties

(a) Mutual Indemnification: Rite Aid and drugstore.com each shall indemnify, defend and hold harmless the other and its divisions, its Affiliates (as defined below), and its officers, directors, employees, representatives and agents (the “Indemnified Parties”) from and against (i) any and all liabilities, suits, costs, judgments, penalties, expenses, obligations, losses, or damages arising from or related to claims and actions made by a Third Party, including, but not limited to, any obligation or liability which may be imposed upon any of the Indemnified Parties as a matter of law (collectively, “Losses”), constituting, or in any way based on, resulting from or arising out of any breach or alleged breach by drugstore.com or Rite Aid, as applicable, of any agreement or covenant made by such party in this Agreement, and (ii) any cost or expense (including, but not limited to, legal fees and out-of-pocket expenses) reasonably incurred by any of the Indemnified Parties (and their counsel) in investigating, preparing for, defending against or otherwise taking any action in connection with any of the foregoing (collectively “Damages”).

(b) drugstore.com Indemnification: drugstore.com shall indemnify, defend and hold harmless the Rite Aid Indemnified Parties from and against any Losses and related Damages in any way based on, resulting from or arising out of drugstore.com’s election to obtain Pharmaceutical Products from an alternate source pursuant to Section 3.1

9.3 Indemnified Claims. If any claim, demand, assessment or liability, or cost incidental thereto (collectively, an “Indemnified Claim”), is asserted against an Indemnified Party in respect of which the Indemnified Party proposes to demand indemnification from the Indemnifying Party pursuant to Section 9.2, such Indemnified Party will promptly notify Rite Aid or drugstore.com, as the case may be (the “Indemnifying Party”), in writing. No failure of an Indemnified Party to so notify the Indemnifying Party shall relieve the Indemnifying Party from the obligation to indemnify the Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such failure. Such Indemnified Party will accord the Indemnifying Party the opportunity to assume entire control of the defense, compromise or settlement of any such Indemnified Claim through its own counsel and at its own expense; provided that no such compromise or settlement shall include any non-monetary terms and conditions applicable to such Indemnified Party without the consent of the Indemnified Party; and provided further, that the Indemnified Parties may retain their own counsel at the Indemnifying Party’s expense (the Indemnifying Party shall only be liable for the cost of one such counsel for all Indemnified Parties) if (i) the Indemnifying Party, within thirty (30) days after notice of any Indemnified Claim, fails to assume the defense of such Indemnified Claim or (ii) the representation of both the Indemnifying Party and the Indemnified Party would, in the reasonable judgment of the parties, be inappropriate due to actual or potential conflicting interests between them. If the Indemnifying Party does not assume entire control of the defense, compromise or settlement of such Indemnified Claim, the Indemnified Party may compromise or settle any such Indemnified Claim. drugstore.com and Rite Aid each agrees to cooperate fully with respect to the defense of any Indemnified Claim.

9.4 Product Warranties and Indemnities. Upon request, Rite Aid agrees to pass through to drugstore.com (or its designee) the benefit of any product warranties and indemnities, if any, from any manufacturers and vendors of Rite Aid (and its Affiliates) with respect to Pharmaceutical Products and Private Label Products purchased by Rite Aid (or its Affiliates) and resold to drugstore.com (or its Affiliates) hereunder.

SECTION 10. RESOLUTION OF DISPUTES

10.1 General

If any dispute arises between the parties relating to this Agreement, each party will follow the dispute resolution procedures set forth in this Section 10 prior to initiating any litigation or pursuing other available remedies unless otherwise agreed in writing by the parties at the time the dispute arises. Notwithstanding the foregoing, any party may commence litigation without having first complied with the provisions of this Section 10 if such commencement occurs within thirty (30) days prior to the date after which the commencement of litigation would be barred by any statute of limitations, statute of repose or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief necessary to prevent irreparable harm. In such event, the parties will (except as may be prohibited by judicial order) nevertheless continue thereafter to follow the procedures set forth in this Section 10.

10.2 Initiation of Procedures

If a party seeks to initiate the procedures under this Section 10, such party will give written notice thereof to the other party. Such notice will (i) state that it is a notice initiating the procedures under this section, (ii) describe briefly the nature of the dispute and the initiating party’s claim or position in connection with the dispute, and (iii) identify an individual with authority to settle the dispute on such party’s behalf. Within ten (10) days after receipt of any notice under this Section 10.2, the receiving party will give the initiating party written notice that describes briefly the receiving party’s claims and positions in connection with the dispute and identifies an individual with the authority to settle the dispute on behalf of the receiving party.

10.3 Pre-Litigation Discussion

The parties will cause the individuals identified in their respective notices under Section 10.2 to promptly make such investigation of the dispute as such individuals deem appropriate. Promptly and in no event later than ten (10) days after the date of the initiating party’s notice under Section 10.2, such individuals will commence discussions concerning resolution of the dispute. If the dispute has not been resolved within 30 days after commencement of such discussions, then any party may request that the other party make its senior executives, as designated by such other party, available to discuss resolution of such dispute. Each party will cause its senior executives to meet together with the other party’s senior executives, as designated by such party, to discuss such dispute at a mutually agreed upon time within 15 days after a party makes such request. If the dispute has not been resolved within 15 days after the senior executives of the parties have first met, then any party may request that the other party make its president or CEO available to discuss resolution of such dispute. Each party will cause its president or CEO to meet together with the other party’s president or CEO to discuss such dispute at a mutually agreed upon time within 15 days after a party makes such request. If the dispute has not been resolved within 15 days after the presidents or CEOs of the parties have first met, then any party may request that the other party make an independent director available to discuss resolution of such dispute. “Independent Director” means any director that is neither an employee of, nor an outside provider of services to, a party. Each party will cause its Independent Director to meet together with the other party’s Independent Director to discuss such dispute at a mutually agreed upon time within ten (10) days after a party makes such request. If the Independent Directors do not resolve the dispute within five (5) days of their first meeting, the parties shall submit the dispute for non-binding mediation to a mutually agreed upon mediator or mediation firm. The parties will use their best efforts to cause the mediator to resolve the dispute within 15 days of its submission thereto. If the mediator is unable to resolve the dispute within such time period, any party may submit the dispute to litigation.

SECTION 11. MISCELLANEOUS

11.1 Binding Effects; No Assignment; Sale of Assets or Capital Stock. This Agreement shall be binding on and inure to the benefit of the parties hereto, and the legal representatives, successors in interest and permitted assigns, respectively, of each such party. This Agreement shall not be assigned in whole or in party by any party without the prior written consent of the other party, such consent not to be unreasonably withheld; provided, however, that a party may, without consent of the other party, assign this Agreement to an Affiliate of the assignor, or to an entity acquiring all or substantially all of the assets or capital stock of the assignor due to. merger, acquisition or consolidation so long as (a) the assignor remains liable for the full and faithful performance of its obligations hereunder, (b) such Affiliate or successor assumes in writing all of the obligations of the assignor under this Agreement and agrees to comply with the terms set forth in this Agreement, and (c) a copy of the assignment is provided to the non-assigning party. The respective rights and obligations of the parties under this Agreement shall survive any transaction pursuant to which a Third Party acquires all or substantially all of the assets or capital stock of either party, whether due to merger, acquisition, consolidation or otherwise.

11.2 Severability. If any term or condition of this Agreement shall be held invalid in any respect by any court or governmental agency of competent jurisdiction and all appeals have been exhausted, the parties shall use commercially reasonable efforts to agree on either (a) an amendment which would restore the validity of the term or condition or (b) a comparable, valid term or condition. If no such Agreement can be reached, the other provisions of this Agreement that are valid are severable and remain in effect.

11.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery by hand; (b) facsimile transmission, followed within one business day by overnight delivery or (c) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

If to Rite Aid, to:

Rite Aid Hdqtrs. Corp.

30 Hunter Lane

Camp Hill, PA 17011

Attention: General Counsel

Facsimile: (717) 760-7867

Telephone: (717) 761-2633

If to drugstore.com, to:

DS Pharmacy, Inc.

411 108th Avenue N.E., Suite 1400

Bellevue, WA 98004

Attention: General Counsel

Facsimile: (425) 372-3808

Telephone: (425) 372-3200

All such notices, requests, demands, waivers and communications shall be deemed received upon (x) actual receipt thereof by the addressee, (y) actual delivery thereof to the appropriate address or (z) in the case of a facsimile transmission, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error.

11.4 No Waiver. No delay or omission by either party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by any of the parties hereto of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

11.5 Written Amendments. No modification, amendment, supplement to, or waiver of this Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing and duly signed by the party against whom enforcement thereof is sought.

11.6 No Third Party Beneficiaries. This Agreement is intended to benefit the parties hereto and their respective successors and permitted assigns, and shall not confer upon any other person or entity any rights or remedies.

11.7 Survival. The terms of Sections 3.4, 4.5, 7, 9, and 10 shall survive any termination of this Agreement. Except with respect to such sections, upon the termination of this Agreement, neither party shall have any liability to the other, except for (a) any breach or default of any provision of this Agreement and (b) any Damages (including, but not limited to, past due amounts as specified in Sections 3.6) incurred prior to the termination.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies, but without regard to conflicts of laws principles applicable therein; provided, however, that to the extent legally required, the provision of Pharmacy Services will be governed by the law of the situs in which the Pharmacy Services are provided and/or the law of the situs in which the Serviced Order is delivered to drugstore.com by Rite Aid.

11.9 Relationship of Parties. Each of Rite Aid and drugstore.com and their respective employees and agents are independent contractors in relation to the other party to this Agreement with respect to all matters arising hereunder. Nothing herein shall be deemed to establish a partnership, joint venture, association, agency or employment relationship between Rite Aid and drugstore.com. Each of Rite Aid and drugstore.com shall remain responsible for, and shall indemnify and hold harmless the other party against, any and all Federal, state and local personal income, sickness and disability insurance taxes, payroll levies or employee benefit obligations now existing or hereinafter incurred by Rite Aid or drugstore.com, as applicable, with respect to its employees and agents.

11.10 Headings. All headings herein are not to be considered in the construction or interpretation of any provision of this Agreement.

11.11 Entire Agreement. This Agreement, and the schedule(s) hereto, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, director, employee, agent or representative of any party hereto.

11.12 Confidentiality. The parties intend for the terms set forth in this Agreement to be confidential and subject to the terms of the Mutual Confidentiality Agreement dated of even date herewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Pharmacy and Private Label Supply and Services Agreement to be duly executed as of the date set forth above. This Agreement may be executed in several counterparts, each of which shall be an original and all of which when taken together shall constitute but one and the same agreement.

RITE AID HDQTRS. CORP.

By:	/s/ James J. Comitale
Name:	James J. Comitale
Title:	Vice President and Assistant General Counsel

DS PHARMACY, INC.

By:	/s/ Dawn Lepore
Name:	Dawn Lepore
Title:	Chief Executive Officer

CONSENT AND GUARANTY

Rite Aid Corporation hereby consents to the amendment and restatement of the Pharmacy Supply and Services Agreement in its entirety as set forth herein, and guaranties to drugstore.com, inc. and its Affiliates the prompt, punctual and full performance of the obligations of Rite Aid Hdqtrs. Corp. under the Amended and Restated Pharmacy and Private Label Supply and Services Agreement.

RITE AID CORPORATION

By:	/s/ James J. Comitale
Name:	James J. Comitale
Title	Vice President and Assistant General Counsel

Address:	30 Hunter Lane Camp Hill, PA 17011

CONSENT AND GUARANTY

drugstore.com, Inc., hereby consents to the amendment and restatement of the Pharmacy Supply and Services Agreement in its entirety as set forth herein, and guaranties to Rite Aid Hdqtrs. Corp., and its Affiliates the prompt, punctual and full performance of the obligations of DS Pharmacy, Inc. under the Amended and Restated Pharmacy and Private Label Supply and Services Agreement.

DRUGSTORE.COM, INC.

By:	/s/ Dawn Lepore
Name:	Dawn Lepore
Title	Chief Executive Officer

Address:	411 108th Ave. NE Suite 1400 Bellevue, WA 98004